Exhibit 23.01
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-142796 and Form S-8 Nos. 333-142776, 333-142225, 333-139901, 333-139875, 333-138694, 333-136275, 333-131988, and 333-131427) of Oracle Corporation of our reports dated June 28, 2007, with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2007.

/s/ ERNST & YOUNG LLP

San Francisco, California
June 28, 2007